Exhibit 99.2

Trade Street Residential Announces Simplification of Capital Structure

Reaches Agreements to Redeem Class A Preferred Stock and Convert Class B Contingent Units

Company Release - 02/24/2014 07:05

AVENTURA, Fla., Feb. 24, 2014 (GLOBE NEWSWIRE) — Trade Street Residential, Inc. (Nasdaq:TSRE) ("Trade Street" or the "Company"), a fully integrated owner and operator of high-quality apartment communities located primarily in the southeastern United States, today announced that it has reached an agreement with the holders of the Company's outstanding Class A preferred stock to redeem all outstanding shares of such preferred stock for an aggregate price of approximately $13.8 million. The Class A preferred stock has a face value of $30.9 million and was originally issued in June 2012 pursuant to the Company's formation and preparation for listing.

In addition, the Company announced that in connection with Michael Baumann's resignation as chief executive officer of the Company, the Class B contingent units held by Baumann in the Company's operating partnership will be converted into 2,343,500 common units of operating partnership interests.

Mack Pridgen, Chairman of the Company's board of directors, stated: "The agreements we have made with our Class A preferred shareholders and Mr. Baumann will result in a simplification of our capital structure by eliminating all our non-traditional securities in an accretive manner. We can now move forward with our anticipated growth plans with our capital structure better aligned with shareholders."

About Trade Street Residential, Inc.

Trade Street Residential, Inc. is a fully-integrated, self-managed real estate investment trust focused on acquiring, owning, operating and managing conveniently located, garden-style and mid-rise apartment communities in mid-sized cities and suburban submarkets of larger cities primarily in the southeastern United States, including Texas.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, including the expected acquisition of the Avenues at Craig Ranch. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," or "potential" or the negative of these words and phrases or similar words or phrases, which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the Company's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

CONTACT:	Investor Relations:
Stephen Swett
786-248-6099
ir@trade-street.com

Media Contact:
Jason Chudoba, ICR for Trade Street
646-277-1249
Jason.Chudoba@icrinc.com

Source: Trade Street Residential, Inc.